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                                                                     EXHIBIT 5.4

                   [WESTPORT RESOURCES CORPORATION LETTERHEAD]

                               January 18, 2002

Westport Resources Corporation
410 Seventeenth Street
Suite 2300
Denver, Colorado 80202

     Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     I am the General Counsel of Westport Resources Corporation, a Nevada corporation ("WESTPORT"). This letter is prepared in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended, the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of (i) the proposed offer by Westport to exchange (the "EXCHANGE OFFER") all outstanding 8 1/4% Senior Subordinated Notes due 2011 ($275 million aggregate principal amount outstanding) (the "OLD NOTES") of Westport for new 8 1/4% Senior Subordinated Notes due 2011 ($275 million aggregate principal amount) (the "EXCHANGE NOTES") of Westport and (ii) the guarantees of the Exchange Notes (the "SUBSIDIARY GUARANTEES") by each of Westport Overriding Royalty LLC, a Colorado limited liability company ("WORLLC"), Westport Argentina LLC, a Colorado limited liability company ("WALLC" and, together with WORLLC, the "COMPANIES"), and Jerry Chambers Exploration Company, a Colorado general partnership (the "PARTNERSHIP") (each, a "SUBSIDIARY GUARANTOR" and, collectively, the "SUBSIDIARY GUARANTORS"). The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the "INDENTURE") dated as of November 5, 2001 among the Company, The Bank of New York, as Trustee, and certain guarantors (including the Subsidiary Guarantors) party thereto.

     I have examined originals or certified copies of such corporate records of Westport and the Subsidiary Guarantors and other certificates and documents of officials of Westport, the Subsidiary Guarantors, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that:

     1. Each of the Companies is a limited liability company validly existing and in good standing under the laws of the State of Colorado.

     2. The Partnership is a general partnership validly existing and in good standing under the laws of the State of Colorado.

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     3.   The Subsidiary Guarantors have all power and authority necessary to execute and deliver the Indenture and to perform their obligations thereunder.

     4. The Subsidiary Guarantors have duly authorized, executed and delivered the Indenture.

     The opinion and other matters in this letter are qualified in their entirety and subject to the following:

     A. I express no opinion as to the laws of any jurisdiction other than the constitution, laws, rules and regulations and judicial and administrative decisions of the State of Colorado.

     B.   I am a member of the bar of the State of Colorado.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       WESTPORT RESOURCES CORPORATION



                                       By: /s/ HOWARD L. BOIGON
                                           ---------------------------------
                                           Howard L. Boigon, Vice President,
                                           General Counsel and Secretary